UNAUDITED

RODEO DONUT LLC

A Limited Liability Company

Financial Statements

May 15, 2016

UNAUDITED

RODEO DONUT LLC

TABLE OF CONTENTS

Page

FINANCIAL STATEMENTS AS OF MAY 15, 2016 (INCEPTION):

RODEO DONUT LLC
BALANCE SHEET
As of May 15, 2016

UNAUDITED

ASSETS

CURRENT ASSETS		
Cash	$	0
Accounts Receivable		0
Inventories		0
Prepaid Assets		0
TOTAL CURRENT ASSETS		0
FIXED ASSETS		
Furniture & Equipment		0
Vehicles		0
Leasehold Improvements		0
Less Accumulated Depreciation		0
TOTAL FIXED ASSETS		0
OTHER ASSETS		
Intangible Assets		0
Less Accumulated Amortization		0
Note Receivable		0
Deposits		0
TOTAL ASSETS	$	0

LIABILITIES & MEMBERS' EQUITY

CURRENT LIABILITIES		
Accounts Payable	$	0
Gift Card Payable		0
Payroll and Payroll Taxes Payable		0
Sales & Business Taxes Payable		0
Accrued Liabilities		0
Current Portion of Notes Payable		0
Current Portion of Deferred Rent		0
TOTAL CURRENT LIABILITIES		0
LONG TERM LIABILITIES		
Notes Payable, Net of Current		0
Deferred Rent, Net of Current		0
TOTAL LONG TERM LIABILITIES		0
TOTAL LIABILITIES		0
MEMBERS' EQUITY		0
TOTAL LIABILITIES & MEMBERS' EQUITY	$	0

Not audited or reviewed – no assurance is provided

See accompanying notes on these financial statements

RODEO DONUT LLC

STATEMENTS OF OPERATIONS

For the period ended May 15, 2016 (inception)

UNAUDITED

SALES		
Food Sales	$	0
Beverage Sales		0
Retail & Other Sales		0
TOTAL SALES		0
COST OF SALES		
Food Cost		0
Beverage Cost		0
Retail Cost		0
TOTAL COST OF SALES		0
LABOR COST		
Salaries and Wages		0
Payroll Taxes & Fringe Benefits		0
TOTAL LABOR		0
GROSS PROFIT AFTER PRIME COSTS		0

OPERATING EXPENSES	
Direct Expenses	0
Promotions and Advertising	0
General and Administrative Expenses	0
Utilities & Telephone	0
Occupancy Expenses	0
Depreciation & Amortization	0
TOTAL OPERATING EXPENSES	0
INCOME FROM OPERATIONS	0
OTHER INCOME (EXPENSES)	
Other Income	0
Other Expense	0
Interest Expense	0
TOTAL OTHER INCOME (EXPENSES	0
NET INCOME	$ 0

Not audited or reviewed – no assurance is provided
See accompanying notes, which are an integral part of these financial statements

RODEO DONUT LLC
STATEMENTS OF CHANGES IN MEMBERS' EQUITY
For the period ended May 15, 2016 (inception)

UNAUDITED

Net Income	$	0
Members' equity, beginning of year		0
Contributions from members		0
Distributions to members		0
Members' equity, end of year	$	0

RODEO DONUT LLC
STATEMENTS OF CASH FLOWS
For the period from March 4, 2016 (inception) to March 31, 2016

UNAUDITED

Cash flows from operating activities	
Net Income	$ 0
Adjustments to reconcile net loss to net cash provided by operating activities	
Depreciation	0
Amortization	0
Deferred rent	0
Changes in operating assets and liabilities	
Accounts receivable	0
Inventories	0
Prepaid expenses and other current assets	0
Accounts payable	0
Accrued expenses and other current liabilities	0
Net cash provided by operating activities	0
Cash flows from investing activities	
Advances to members	0
Acquisition of intangible assets	0
Purchase of property, equipment and leasehold improvements	0
Net cash used in investing activities	0
Cash flows from financing activities	
Distributions to members	0
Contributions from members	0
Borrowings from notes payable	0
Repayments of notes payable	0
Net cash provided by financing activities	0
Net decrease in cash and cash equivalents	
Cash, beginning of year	
Cash, end of year	$ 0

NOTE 1: NATURE OF OPERATIONS

RODEO DONUT LLC (the "Company") is a foodservice based company organized in the State of Washington for the purpose of producing and serving the highest quality product experience of Chicken, Donuts, and Whiskey in the City of Seattle. The Company was formed on May 6, 2016, upon the filing of the Certificate of Formation with the office of the Secretary of the State of Washington in accordance with the Act.

Since its inception as a popup location in 2015, the Company has been engaged in production of high quality, customized donuts.

The fiscal year ended December 25, 2016 is the Company's first year of operations. As such, there are no prior year financial results available for comparison purposes.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Company are prepared in accordance with the accrual method, under the accounting principles generally accepted in the United States of America ("GAAP").

Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the fiscal year as its basis of reporting.

Cash and Cash Equivalents

The Company holds cash in a checking and savings accounts at Opus Bank. These deposits are guaranteed by the Federal Deposit Insurance Corporation up to an insurance limit. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it holds cash.

Prepaid Expenses

Prepaid expenses will be paid and expensed in the period for which it benefits. Prepaid expenses include business and medical insurance, rent, and select operating expenses.

Accrued Expenses
The Company periodically accrues funds for future expenses, including marketing expenses, state and local taxes, utilities and credit card fees.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $2,500. No property and equipment has been recorded as of May 2016.

Income Taxes

Initially, the Company shall be treated as a partnership for Federal income tax purposes pursuant to Reg. 301.7701-2 & 3. However, if the Managing Member determines that the Company should elect to be taxed as a corporation, the Managing Member is explicitly authorized without further action of the Members to file an election pursuant to Reg. 301.7701-3 to treat the Company as a corporation for Federal income tax purposes. If such an election is filed, the provisions of this Agreement which are not Federal income tax provisions shall continue to govern the operations of the Company. The provisions of this Agreement which reference Sections of Subchapter K of the Internal Revenue Code shall be deemed modified to refer to a corresponding provision of Subchapter C of the Internal Revenue Code, or deleted. The Managing Member is explicitly authorized to amend and circulate a revised Agreement containing such revisions as the Managing Member and the Company's counsel deem advisable in the event of such an election to treat the Company as a corporation for Federal income tax purposes.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Examples include future cash flows for consideration of impairment losses. Actual results could differ from those estimates.

Jody Hall

3rd

Owner, Cupcake Royale

Greater Seattle Area | Restaurants

Current	Cupcake Royale
Previous	Starbucks coffee co
Education	Seattle University

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Background

Experience

Owner
Cupcake Royale
May 2003 – Present (13 years 1 month)

Marketing Manager
Starbucks coffee co
1989 – 2000 (11 years)

Marketing Manager
Starbucks coffee co
1989 – 2000 (11 years)

Education

Seattle University
1984 – 1988

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